EXHIBIT 10.13

                     EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
                            AND CONSULTING AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (Agreement) is intended to amend and replace the Executive Supplemental Retirement Plan Executive Agreement dated June 18, 2002, as amended June 1, 2003, by and between County National Bank, a bank organized and existing under the laws of the State of Maryland (hereinafter referred to as the "Bank") and Michael L. Derr, Vice President of the Bank (hereinafter referred to as the "Executive".)

WHEREAS, the Executive is now in the employ of the Bank and has faithfully served the Bank, it is the consensus of the Board of Directors (hereinafter referred to as the "Board") that the Executive's services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Executive's experience, knowledge of corporate affairs, reputation and industry contacts are of such value, and the Executive's continued services so essential to the Bank's future growth and profits, that it would suffer severe financial loss should the Executive terminate his services;

ACCORDINGLY, the Board has adopted this County National Bank Executive Supplemental Retirement Plan and Consulting Agreement (hereinafter referred to as the "Executive Plan") and it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive upon the Executive's retirement, to the Executive's beneficiary (ies) in the event of the Executive's death or otherwise as set forth herein, as well as provide for payment for personal and advisory services (Consulting Services) to be provided by Executive after retirement.

FURTHERMORE, it is the intent of the parties hereto that this Plan be considered an unfunded arrangement maintained to provide supplemental retirement benefits for, and payment for services to be rendered by, the Executive and be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended ("ERISA"). The Executive is aware of the Bank's financial status and has had substantial input in the design and operation of the Executive Plan; and

NOW THEREFORE, in consideration of services the Executive has performed in the past and those to be performed in the future, and based upon mutual promises and covenants herein contained, the Bank and the Executive agree as follows:

I. DEFINITIONS

         A.       Effective Date

                  The Effective Date shall be June 3, 2002.

         B.       Plan Year

                  Any reference to "Plan Year" shall mean a calendar year from January 1st through December 31st. In the year of implementation, the term "Plan Year" shall mean the period from the Effective Date through December 31st of the year of the Effective Date.

         C.       Normal Retirement Date

                  The Normal Retirement Date shall mean the first day of the calendar month following the month in which the Executive reaches the Normal Retirement Age.

         D.       Termination of Services

                  Termination of Service shall mean the Executive's voluntary resignation of service or the Bank's discharge of the Executive without cause, in each case prior to the Normal Retirement Date.




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         E.       Pre-Retirement Account

                  A Pre-Retirement Account shall be established as a liability account on the books of the Bank for the benefit of the Executive. The Pre-Retirement account shall be increased or decreased by the Index Benefit each Plan Year, until the earlier of (i) Executive's Termination of Service, or (ii) the Executive's retirement on or after the Normal Retirement Date.

         F.       Index Benefit

                  For plan periods beginning June 3, 2002 through December 31, 2003, the Index Benefit for the Executive shall be equal to the excess (if any) of the Index for that Plan Year over the Cost of Funds Expense for that Plan Year divided by a factor equal to 1.06 minus the marginal tax rate.

                  For plan periods beginning January 1, 2004, the Index Benefit for the Executive shall be equal to the Index for the period divided by the result of one hundred percent less the Bank's current incremental Federal tax rate.

         G.       Index

                  The Index for the Plan Year shall be the aggregate annual after-tax income from the life insurance contract(s) described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contract(s) were purchased on the Effective Date.

                                            Company #1
                  Insurance Company:        Massachusetts Mutual Life Insurance
                                              Company
                  Policy Form:              Flexible Premium Adjustable Life
                  Policy Name               Strategic Life 11B
                  Insured's Age & Sex:      51     Male
                  Riders:                   None
                  Ratings:                  None
                  Option:                   Level
                  Face Amount:              $245,001
                  Premiums Paid:            $100,000
                  # of Premium Payments:    1
                  Assumed Purchase Date:    June 3, 2002

                                            Company #2
                  Insurance Company:
                  Policy Form:
                  Policy Name
                  Insured's Age & Sex:
                  Riders:
                  Ratings:
                  Option:
                  Face Amount:
                  Premiums Paid:
                  # of Premium Payments:
                  Assumed Purchase Date:

                  If such contracts of life insurance are actually purchased by the Bank, then the actual policies, or replacements thereof, as of the dates they were actually purchased shall be used in calculations under this Agreement. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above described policies were purchased or had not subsequently surrendered or lapsed. Said illustrations shall be received from the respective insurance companies and will indicate the increase in policy values for purposes of calculating the amount of the Index.




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

                  In either case, references to the life insurance contracts are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Executive and the Executive's beneficiary (ies) shall have no ownership interest in such policy (ies) and shall always have no greater interest in the benefits under this Executive Plan than that of an unsecured creditor of the Bank.

         H.       Cost of Funds Expense

                  1. For plan periods beginning June 3, 2002 and ending May 31, 2003, the Cost of Funds Expense for any Plan Year shall be the after-tax amount as calculated by taking the amount of the premium(s) for the insurance contract(s) listed above (whether or not such policies are purchased) times the Bank's investment portfolio yield, plus the increase in the policy's cash surrender value since the implementation date times the interest rate paid on federal funds sold. The interest rates used for the portfolio yield and fed funds sold will be an average for the Plan Year.

                  2. For plan periods beginning June 1, 2003 and ending December 31, 2003, the Cost of Funds Expense (Opportunity Cost) for any Plan Year shall be calculated by taking the sum of the amount of premiums for the life insurance policies described in the definition of "Index" plus the amount of any after-tax benefits paid to the Executive pursuant to the Executive Plan plus the amount of all previous years' after-tax Cost of Funds Expense, and multiplying that sum by the after-tax yield on the Bank's investment alternatives, computed as the average of:

                                            Bond Portfolio Yield
                                            5 year Treasury securities
                                            3 year Treasury securities
                                            Federal funds sold overnight rate

                  3. For plan periods beginning January 1, 2004, the Cost of Funds expenses shall be zero.

         I.       Change in Control

                  A Change in Control shall be deemed to occur on the earliest of:

                  i. The acquisition by any entity, person or group (other than the acquisition by a tax-qualified retirement plan sponsored by CN Bancorp, Inc. ("Bancorp") or the
                           Bank) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 50% of the outstanding capital stock of Bancorp or the Bank entitled to vote for the election of directors, unless the acquisition is pursuant to (A) an offering of stock by Bancorp in which existing shareholders of Bancorp do not sell the shares of stock that they own in Bancorp, at the time of, or in connection with the offering, or subsequent to the offering in a manner contemplated at the time of the offering ("Voting Stock"), (B) the laws of descent and distribution, or (C) bona fide gift;

                  ii. The commencement by any entity, person, or group (other than Bancorp or the Bank, a subsidiary of Bancorp or the Bank, or a tax-qualified retirement plan sponsored by Bancorp or the Bank) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of Bancorp or the Bank;

                  iii. The effective time of (a) a merger or consolidation of Bancorp or the Bank with one or more other corporations as a result of which the holders of the outstanding Voting Stock of Bancorp or the Bank immediately prior to such merger exercise voting control over less than 60% of the Voting Stock of the surviving or resulting corporation, or (b) a transfer of substantially all of the property of Bancorp or the Bank other than to an entity of which Bancorp or the Bank owns at least 60% of the Voting Stock;

                  iv. Upon the acquisition by any entity, person, or group of the control of the election of a majority of the Bank or Bancorp's directors,



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                  v.       At  such  time   that,   during  any  period  of  two
                           consecutive years, individuals who at the beginning of such period constitute the Board of Bancorp or the Bank (the "Continuing Directors") cease for any reason to constitute at least two-thirds thereof,
                           provided  that  any  individual   whose  election  or
                           nomination for election as a member of the Board was approved by a vote of at least two-thirds of the
                           Continuing   Directors   then  in  office   shall  be
                           considered a Continuing Director.


         J.       Normal Retirement Age

                  Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).




II. INDEX BENEFITS

         A.       Retirement

                  Subject to Subparagraph II (D) hereinafter, if the Executive is continuously employed from the Effective Date until the Normal Retirement Date, the Executive shall be entitled to receive the balance in the Pre-Retirement Account in one hundred and twenty (120) equal monthly installments commencing thirty (30) days following the Executive's retirement.


         B.       Consulting Services

                  The Executive agrees to provide personal and/or advisory services (Consulting Services) as agreed upon between the Bank and the Executive after retirement. Payment for such services rendered shall be the amount of the Index Benefit for each Plan Year services are provided by the Executive. If
                  Consulting Services are not provided by the Executive in a Plan Year, no payments for Consulting Services are due him for that Plan Year.

         C.       Termination of Service

                  Subject to Subparagraph II (D), should an Executive suffer a Termination of Service prior to retirement, the Executive shall be entitled to receive zero percent (0%) of the balance in the Executive's Pre-Retirement Account if the Executive has less than five (5) years of service, at the time of the termination, with the Bank, and one hundred percent (100%) if the Executive has completed, at the time of the termination, five (5) years of service, payable to the Executive either over 120 equal payments commencing thirty (30) days following the Executive's Normal Retirement Age or as may otherwise be determined by the Bank, in its sole discretion.

                  If an Executive suffers a Termination of Service prior to retirement and the Executive has a vested interest in the funds in the Pre-Retirement Account, the funds in the Pre-Retirement Account will earn an annual interest rate the same as paid on the Bank's retail statement savings accounts, up to the Executive's Normal Retirement Age.

         D.       Death

                  Should the Executive die while there is a balance in the Executive's Pre-Retirement Account, said unpaid balance of the Executive's Pre-Retirement Account shall be paid in a lump sum to the individual or individuals the Executive may have designated in a written designation filed with the Bank. In the absence of any effective beneficiary designation, the unpaid balance shall be paid as set forth herein to the duly qualified executor or administrator of the Executive's estate.





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

                  Said payment due hereunder shall be made the first day of the second month following the decease of the Executive.

         E.       Discharge for Cause

                  Should the Executive be Discharged for Cause at any time, all benefits under this Executive Plan shall be forfeited. The term "for cause" shall mean any of the following that result in an adverse effect on the Bank: (i) gross negligence or gross neglect; (ii) the commission of a felony or misdemeanor involving moral turpitude, fraud, or dishonesty; (iii) the willful violation of any law, rule or regulation (other than a traffic violation or similar offense); (iv) an intentional failure to perform stated duties; or (v) a breach of fiduciary duty involving personal profit. If a dispute arises as to discharge "for cause", such dispute shall be resolved by arbitration as set forth in Section VI.B. of this Agreement.

         F.       Death Benefit

                  Except as set forth above, there is no death benefit provided under this Agreement. The Executive has no death benefit under any insurance contract that may be purchased by the Bank under this Executive Plan.


III. RESTRICTIONS UPON FUNDING

         The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, the Executive's beneficiary (ies) or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

         The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by the Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien or right, title or interest in or to any specific funding investment or to any assets of the Bank.

         If the Bank elects to invest in life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

IV. CHANGE OF CONTROL

         Upon a Change of Control, if the Executive subsequently suffers Termination of Service, then the Executive shall receive retirement benefits following the Executive's Normal Retirement Date as if the Executive had been continuously employed by the Bank from the Effective Date until the Normal Retirement Date. The Executive will also remain eligible for any and all promised death benefits in this Executive Plan. In addition, no sale, merger or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Executive Plan and agrees to abide by its terms.

V. MISCELLANEOUS

         A.       Alienability and Assignment Prohibition

                  Neither the Executive, nor the Executive's surviving spouse, nor any other beneficiary (ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber




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

                  in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for payment of any debts, judgements, alimony or separate maintenance owed by the Executive or the Executive's beneficiary (ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank's liabilities therefor shall forthwith cease and terminate.

         B.       Binding Obligation of the Bank and any Successor in Interest

                  The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing to assume and discharge the duties and obligations of the Bank under this Agreement. This Agreement shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

         C.       Amendment or Revocation

                  It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

         D.       Gender

                  Whenever words are used herein in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine, or neuter gender, whenever they should so apply.

         E.       Effect on Other Bank Benefit Plans

                  Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank's existing or future compensation structure.

         F.       Headings

                  Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of the Executive Plan.

         G.       Applicable Law

                  The validity and interpretation of this Agreement shall be governed by the laws of the State of Maryland.

         H.       12 U.S.C. 1828(k)

                  Any payments made pursuant to this Agreement are subject to and conditioned upon their compliance with 12 U.S.C. 1828(k) or any regulations promulgated thereunder.

         I.       Partial Invalidity

                  If any term, provision, or covenant or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and this Agreement shall remain in full force and effect notwithstanding such partial invalidity.




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

         J.       Employment

                  No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Bank to discharge the Executive with or without cause. In a similar fashion, no provision shall limit the Executive' s rights to voluntary sever the Executive's employment at any time.

         K.       Use of Estimated Rates

                  The Bank shall base calculations and payments required to be made prior to the receipt of final Cost of Funds Expense and/or the Index for a particular year on good faith estimates. Such calculations shall be finalized as soon as practicable following the receipt of final Cost of Funds Expense and the Index for such year, and the amount of any difference between payments made and those due pursuant to such final calculations shall be corrected, as determined by the Bank, either by (i) adjustment of future payments, or (ii) by lump sum payment due to the Bank from the recipient or due to the recipient from the Bank, within two calendar months of the final calculations.


VI. ERISA PROVISION

         A.       Named Fiduciary and Plan Administrator

                  The "Named Fiduciary and Plan Administrator" of the Executive Plan shall be County National Bank until its resignation or removal by the Board. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Named Fiduciary may delegate to other certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

         B.       Claims Procedure and Arbitration

                  In the event a dispute arises over benefits under this Executive Plan and benefits are not paid to the Executive (or to the Executive's beneficiary (ies) in the case of the Executive's death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Executive Plan upon which the denial is based and any additional material or information necessary to perfect the claim Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fails to take any action within the aforesaid sixty-day period.

                  If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty
                  (60) days of the first claim denial. Claimants may review this Executive Plan or any relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Agreement upon which the decision is based.

                  If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and





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

                  effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

                  Where a dispute arises as to the Bank's discharge of the Executive "for cause", such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

VII. TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS; TAX CONSEQUENCES

         The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue into effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control, this paragraph shall become null and void effective immediately upon said Change of Control.

         Notwithstanding anything herein to the contrary, the Executive may, in the Executive's discretion, waive any or all benefits hereunder to the extent that the amount of such benefit would be or cause an excess parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and has executed the original thereof on December 19, 2003, and that, upon execution, each has received a conforming copy.



                                           County National Bank
                                           Glen Burnie, Maryland



__________________________________         By: _/s/ Jan W. Clark_______________
Witness                                    Jan W. Clark, President/CEO


                                           Executive:

_________________________________          /s/ Michael L. Derr_______________
Witness








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